Filed pursuant to Rule 424(b)(7) Registration No. 333-135193
SUPPLEMENT NO. 8
(To Prospectus Supplement dated June 21, 2006
to Prospectus dated June 21, 2006)
Range Resources Corporation
6,572,512 Shares
Common Stock

     This supplement to the prospectus supplement, dated June 21, 2006, to the prospectus, dated June 21, 2006 (collectively, along with any supplements or amendments thereto, the “Prospectus”), relates to the resale by certain stockholders of Range Resources Corporation of 6,572,512 shares of common stock of Range Resources Corporation. The selling stockholders acquired the shares being offered for resale under the Prospectus in a private placement in connection with our acquisition of Stroud Energy, Inc. pursuant to an Agreement and Plan of Merger, dated May 10, 2006. This supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.
     The information appearing below, which is based on information provided by or on behalf of the named selling stockholder, updates and amends the information in the table under the heading “Selling Stockholders” in the prospectus supplement dated June 21, 2006 and all supplements thereto:

			Number of
	Shares Beneficially Owned		Shares	Shares Beneficially Owned
	Prior to Offering		Being	After Offering
Stockholders	Number	Percent(1)	Offered	Number(2)	Percent(1)
SISF Global Energy Fund	32,274	*	32,274	—	—
Smuin Ballets/SF	5,000	*	5,000	—	—

*	Less than 1%.

(1)	This percentage is calculated using as the numerator the number of shares of common stock included in the prior column and as the denominator 139,210,404 shares of common stock outstanding on February 20, 2007.

(2)	Assumes the selling stockholders (i) dispose of all the shares of common stock covered by this prospectus, (ii) do not dispose of any shares of common stock acquired by them prior to the date hereof, and (ii) do not acquire any additional shares of common stock.
     You should read the prospectus supplement and the accompanying Prospectus carefully before you invest. AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. PLEASE READ THE “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 5, 2007.